Exhibit 99.2

RISK FACTORS

Investing in our common stock involves certain risks. Before deciding to invest in our common stock, you should carefully consider the following risk factors, as well as other information contained in or incorporated in our SEC filings. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition or results of operations, which could cause you to lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, results of operations and cash flows, in which case you may lose all or part of your investment in our common stock. In addition, statements in the following risk factors may constitute forward-looking statements.

As you may be aware, the Company entered into a Purchase Agreement and Agreement and Plan of Merger, dated May 29, 2014, by and among the Company, Arizona Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company, and Arizona II Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of the Company, Sunbeam GP Holdings, LLC, a Delaware limited liability company, Sunbeam GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Sunbeam Holdings, L.P., a Delaware limited partnership (the “Partnership”, and together with its subsidiaries, “Sheridan”), Sunbeam Primary Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Partnership (“Sunbeam Primary”), and HFCP VI Securityholders’ Rep LLC, a Delaware limited liability company, in its capacity as agent and attorney-in-fact for Seller and the unitholders of the Partnership (“Unitholders”), as amended by Amendment No. 1 to Purchase Agreement and Agreement and Plan of Merger, dated June 12, 2014 (the “Merger Agreement”, and the transactions contemplated thereby, the “Merger”).

Risks Related to the Merger

We intend to use the net proceeds from concurrent equity offerings to fund a portion of the aggregate consideration of $2.35 billion, less proceeds used to retire certain Partnership indebtedness, payable to the Seller and the Unitholders if the Merger is consummated (the “Merger Consideration”), but those offerings are not conditioned upon the closing of the Merger and we will have broad discretion to determine alternative uses of proceeds.

We intend to use the net proceeds from the concurrent equity offerings to fund a portion of the Merger Consideration. However, those offerings are not conditioned upon the closing of the Merger. If the Merger is not consummated, we will have broad discretion in the application of the net proceeds from those offerings, and holders of our common stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from those offerings, their ultimate use may vary substantially from their currently intended use.

The Merger may not be consummated if sufficient financing or other sources of capital are not available or for other reasons, and we may become subject to monetary or other damages under the Merger Agreement.

Consummation of the Merger is subject to the satisfaction of certain conditions and may not occur. Our ability to complete the Merger is dependent upon the consummation of the offering of 1,250,000 shares of our mandatory convertible preferred stock, plus up to an additional 187,500 shares of our mandatory convertible preferred stock that the underwriters of such offering have the option to purchase from us at a public offering price of $100.00 per mandatory convertible preferred share (the “Mandatory Convertible Preferred Offering”), the offering of 8,500,000 shares of our common stock, plus up to an additional 1,275,000 shares of our common stock that the underwriters of such offering have the option to purchase from us (the “Common Stock Offering”), commitments by certain financial institutions to provide to us up to $1.375 billion in senior secured credit facilities, comprised of a revolving credit facility of up to $250.0 million (the “New Revolving Credit Facility”) and a term loan facility of up to $1.125 billion (the “New Term Loan Facility” and, together with the New Revolving Credit Facility, the “New Senior Credit Facilities”), a senior unsecured increasing rate bridge loan of up to $1.021 billion (the “Bridge Facility”) and the New Senior Credit Facilities (together with the Bridge Facility, the “Facilities”) and a private offering of additional debt securities (the “Debt Securities Offering”) (collectively, the “Financing Transactions”). The financing commitment for the Facilities is subject to certain conditions that may not be satisfied prior to or at the closing of the Merger, and we cannot assure you that we will be able to consummate the transactions contemplated by the financing commitment, or that the transactions contemplated by the financing commitment will be completed on the terms described herein or at all. The closing of the Merger is not conditioned on our ability to obtain financing. If we cannot consummate the Merger for this or any other reason, we may be subject to claims for monetary or other damages under the Merger Agreement as a result of our failure to complete the Merger.

If the Merger is not consummated, our stock price and future business and financial performance could be adversely impacted.

If the Merger is not completed for any reason, our ongoing business and financial results may be adversely affected by a number of risks, including:

•	depending on the reasons for the failure to complete the Merger, we could be liable to the Partnership for monetary or other damages in connection with the termination or breach of the Merger Agreement;

•	we have dedicated significant time and resources in planning for the Merger and the associated integration;

•	we are responsible for certain transaction costs relating to the Merger, regardless of whether the Merger is completed; and

•	matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by our management, whether or not the Merger is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

Any failure to consummate the Merger could also result in a negative reaction from the financial markets and a decrease in the price of our common stock, particularly if the current market prices reflect market assumptions that the Merger will be completed, which could cause the value of your investment in our common stock to decline.

Failure to achieve the expected benefits of the Merger and to integrate Sheridan’s operations with ours could adversely affect us and the market price of our common stock.

If the Merger is consummated, we expect to realize strategic, operational and financial benefits. We cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the Merger will depend on our ability to implement our business plan for the combined company and achieve efficiencies and cost savings, and we cannot assure you that we will be able to do so. The integration of Sheridan may expose us to certain risks, including unanticipated regulatory, legal, contractual, employment or other issues, failure to retain key employees, operating risks inherent in the business, and unanticipated expenses and liabilities. As a result, our assumptions relating to the benefits of the Merger may be inaccurate. If our integration of Sheridan is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, our business, financial results and financial condition and the market price of our common stock may be adversely impacted.

We will incur significant transaction costs and merger-related integration costs in connection with the Merger.

We will incur significant costs in connection with the Merger, which we currently estimate to be between $125.0 million and $130.0 million. The substantial majority of these costs will be non-recurring expenses related to the Merger. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined statements of earnings. We may incur additional costs in the integration of Sheridan’s business, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of the Merger.

We are entering into a new line of business in connection with the Merger.

We currently own and operate ambulatory surgery centers (“ASCs”). If the Merger is consummated, we will enter the outsourced physician services business, a new line of business that we do not currently operate. We will be subject to new and additional risks and uncertainties, including risks relating to the employment of physicians and other healthcare professionals, and we cannot be certain of the degree and scope of any operational and integration issues that may arise. See “Risk Factors—Risks Related to the Sheridan Business to Which We Would Be Subject Following the Merger.” Because of our limited experience with this line of business, we will rely on Sheridan’s current management team to continue to operate the business and maintain relationships with clients, physicians and other healthcare professionals. Following the closing of the Merger, we may encounter unforeseen financial and operational difficulties, and this may adversely affect our business, results of operations and financial condition.

The Merger may expose us to unknown or contingent liabilities for which we will not be indemnified.

The entities that we will acquire in the Merger may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare and other laws and regulations, and for litigation or other claims. The Merger Agreement does not provide for indemnification rights against the Seller and the Unitholders. Therefore, we may incur material liabilities for the past activities of Sheridan. Such liabilities and related legal or other costs and/or resulting reputational damage could negatively impact our business, financial condition and results of operations.

The debt we expect to incur in connection with the Merger could have a negative impact on our liquidity or restrict our activities.

As of March 31, 2014, we had approximately $585.2 million of indebtedness outstanding. If the Merger is consummated, we currently expect that our outstanding indebtedness would be approximately $2.2 billion as of the closing of the Merger. Further, we will have approximately $250.0 million of additional available borrowings under our New Revolving Credit Facility. Interest costs related to our indebtedness together with the dividends on the mandatory convertible preferred stock we expect to issue will be substantial. The New Senior Credit Facilities, the Bridge Facility, if funded, the Debt Securities, if issued, and the instruments governing our other indebtedness contain or will contain, as applicable, various covenants that limit our ability to engage in specified types of transactions. Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult to satisfy our obligations under the terms of our indebtedness;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and adjust to changing business and market conditions in the industry in which we operate and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future acquisitions, working capital, business activities, and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

In addition, the restrictive covenants would require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests will depend on our ongoing financial and operating performance, which, in turn, will be subject to economic conditions and to financial, market, and competitive factors, many of which are beyond our control. A breach of any of these covenants could result in a default under the instruments governing our indebtedness.

We may be unable to obtain the regulatory approvals required to complete the Merger or, in order to do so, we may be required to satisfy material conditions or comply with material restrictions.

Consummation of the Merger is subject to review and approval by regulatory authorities, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”). We can provide no assurance that all required regulatory approvals will be obtained. If a governmental authority or other party asserts objections to or challenges the Merger, we will use our reasonable best efforts to resolve any such objection or challenge to permit the consummation of the Merger. We have agreed to take all actions necessary to avoid or remove impediments to the Merger, including agreeing to divest assets, agreeing to restrictions on the business of the combined company and taking other actions to permit the consummation of the Merger. There can be no assurance as to the cost, scope or impact on our business, results of operations, financial condition or prospects of the actions that may be required to obtain regulatory approvals.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not represent what the financial position or results of operations of the combined company would have been had the Merger been consummated on the dates assumed for purposes of that pro forma information nor does it represent the actual financial position or results of operations of the combined company following the Merger.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not reflect what the combined company’s financial position or results of operations would have been had the Merger been consummated as of the dates assumed for purposes of that pro forma financial information nor does it reflect the financial position or results of operations of the combined company following the Merger. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated Merger Consideration has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to AmSurg to estimate fair values. The Merger Consideration will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to the Merger. The actual amounts may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies that may be derived from any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the Merger and the Financing Transactions will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information”. The Merger Consideration and other terms of the Merger and the terms of the Financing Transactions may change, perhaps substantially, from those reflected in Exhibit 99.1 to the Current Report on Form 8-K filed on June 23, 2014 and, because none of the Financing Transactions is contingent upon completion of any of the other Financing Transactions, it is possible that one or more of the Financing Transactions will not be completed. See “Unaudited Pro Forma Condensed Combined Financial Information” in Exhibit 99.1 to the Current Report on Form 8-K filed on June 23, 2014 and the consolidated financial statements of AmSurg, included in the Quarterly Report on Form 10-Q filed on May 1, 2014 and Form 10-Q/A filed on May 2, 2014, and Sheridan, included as Exhibits 99.2 and 99.3 to the Current Report on Form 8-K filed on June 23, 2014.

The actual financial position and results of operation of each of AmSurg and Sheridan prior to the Merger and that of the combined company following the Merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial statements. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate and may be affected by other factors. Any significant changes in the market or assumed public offering price of our common stock, the size of any of the Financing Transactions, the assumed interest rates on the New Senior Credit Facilities, the assumed dividend rate on the mandatory convertible preferred stock, the assumed interest rate associated with the Debt Securities, which may be replaced with the Bridge Facility, the amount of net proceeds generated by Common Stock Offering, the Mandatory Convertible Preferred Offering and each of the Financing Transactions, or the cost of the Merger (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the estimated pro forma financial statements may cause a significant change in the pro forma financial information. The pro forma adjustments for the Merger do not include any adjustments to the Merger Consideration that may occur pursuant to the Merger Agreement, and any such adjustments may be material.

Although the unaudited pro forma condensed combined financial statements include sensitivity analyses that are intended to assist you in quantifying the impact of changes in the assumed market price of our common stock, the assumed dividend rate on the mandatory convertible preferred stock and the assumed interest rate on the Debt Securities or the New Senior Credit Facilities on that pro forma information, those sensitivity analyses do not address any changes in the size of the Common Stock Offering, the Mandatory Convertible Preferred Offering and the Financing Transactions and therefore may not be adequate to allow you to quantify the impact of all of the changes that may occur in the terms of the Common Stock Offering, the Mandatory Convertible Preferred Offering and the Financing Transactions.

Risks Related to Our Business

We depend on payments from third-party payors, including government healthcare programs. If these payments decrease or do not increase as our costs increase, our operating margins and profitability would be adversely affected.

We depend on private and governmental third-party sources of payment for the services provided to patients in our surgery centers. We derived approximately 25% of our revenues in 2013 from U.S. government healthcare programs, primarily Medicare. The amount our surgery centers receive for their services may be adversely affected by market and cost factors as well as other factors over which we have no control, including future changes to the Medicare and Medicaid payment systems and the cost containment and utilization decisions of third-party payors. Although the Health Reform Law expands coverage of preventive care and the number of individuals with healthcare coverage, the law also provides for reductions to Medicare and Medicaid program spending. It is impossible to predict how the various components of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Health Reform Law”), some of which are not currently in effect, will affect our business and the businesses of our physician partners. Several states are also considering healthcare reform measures. This focus on healthcare reform at the federal and state levels may increase the likelihood of significant changes affecting government healthcare programs in the future.

The Budget Control Act of 2011 (the “BCA”) requires automatic spending reductions of $1.2 trillion for federal fiscal years (“FFY”) 2013 through 2021, minus any deficit reductions enacted by Congress and debt service costs. These reductions have been extended through FFY 2024. The percentage reduction for Medicare may not be more than 2% for a FFY, with a uniform percentage reduction across all Medicare programs. These BCA-mandated spending cuts are commonly referred to as “sequestration.” Sequestration began on March 1, 2013, and the Centers for Medicare and Medicaid Services (“CMS”) imposed a 2% reduction on Medicare claims as of April 1, 2013. We cannot predict with certainty what other deficit reduction initiatives may be proposed by Congress or whether Congress will attempt to restructure or suspend sequestration. We estimate that the imposed spending reductions reduced our 2013 revenues and net earnings per diluted share by approximately $5.0 million and $0.05, respectively. Based on current volumes, we estimate that the imposed spending reductions will have an incremental negative impact on our 2014 revenues of approximately $1.5 million.

Managed care plans have increased their market share in some areas in which we operate our surgery centers, which has resulted in substantial competition among healthcare providers for inclusion in managed care contracting and may limit the ability of healthcare providers to negotiate favorable payment rates. In addition, managed care payors may lower reimbursement rates in response to increased obligations on payors imposed by the Health Reform Law or future reductions in Medicare reimbursement rates. Further, payors may utilize plan structures, such as narrow networks or tiered networks, that limit patient provider choices or impose significantly higher cost sharing obligations when care is obtained from providers in a disfavored tier. We can give you no assurances that future changes to reimbursement rates by government healthcare programs, cost containment measures by private third-party payors, including fixed fee schedules and capitated payment arrangements, or other factors affecting payments for healthcare services will not adversely affect our future revenues, operating margins or profitability.

If we fail to acquire and develop additional surgery centers on favorable terms, our future growth and operating results could be adversely affected.

Our growth strategy includes increasing our revenues and earnings by acquiring existing surgery centers and developing new surgery centers. Our efforts to execute our acquisition and development strategy may be affected by our ability to identify suitable acquisition and development opportunities and negotiate and close transactions in a timely manner and on favorable terms. The surgery centers we develop typically incur losses during the initial months of operation. We can give you no assurances that we will be successful in acquiring and developing additional surgery centers, that the surgery centers we acquire and develop will achieve satisfactory operating results or that newly developed centers will not incur greater than anticipated operating losses.

If we are unable to effectively compete for physician partners, managed care contracts, patients and strategic relationships, our business would be adversely affected.

The healthcare business is highly competitive. We compete with other healthcare providers, primarily hospitals and other surgery centers, in recruiting physicians to utilize our surgery centers, for patients and in contracting with managed care payors. In some of the markets in which we operate, there are shortages of physicians in our targeted specialties. In several of the markets in which we operate, hospitals are recruiting physicians or groups of physicians to become employed by the hospitals, including primary care physicians and physicians in our targeted specialties, and restricting those physicians’ ability to refer patients to physicians and facilities not affiliated with the hospital. In addition, physicians, hospitals, payors and other providers may form integrated delivery systems or utilize plan structures that restrict the physicians who may treat certain patients or the facilities at which patients may be treated. These restrictions may impact our surgery centers and the medical practices of our physician partners. Some of our competitors may have greater resources than we do, including financial, marketing, staff and capital resources, have or may develop new technologies or services that are attractive to physicians or patients, or have established relationships with physicians and payors.

We compete with public and private companies in the development and acquisition of ASCs. Further, many physician groups develop ASCs without a corporate partner. We can give you no assurances that we will be able to compete effectively in any of these areas or that our results of operations will not be adversely impacted.

Our business may be adversely affected by changes to the medical practices of our physician partners or if we fail to maintain good relationships with the physician partners who use our surgery centers.

Our business depends on, among other things, the efforts and success of the physician partners who perform procedures at our surgery centers and the strength of our relationship with these physicians. The medical practices of our physician partners may be negatively impacted by general economic conditions, changes in payment rates or systems by payors (including Medicare), actions taken by referring physicians, other providers and payors, and other factors impacting their practices. Adverse economic conditions, including high unemployment rates, could cause patients of our physician partners and our ASCs to cancel or delay procedures. Our physician partners may perform procedures at other facilities and are not required to use our surgery centers. From time to time, we have had and may have future disputes with physicians who use or own interests in our surgery centers. Our revenues and profitability may be adversely affected if a key physician or group of physicians stop using or reduce their use of our surgery centers as a result of changes in their physician practice, changes in payment rates or systems, or a disagreement with us. In addition, if the physicians who use our surgery centers do not provide quality medical care or follow required professional guidelines at our facilities or there is damage to the reputation of a physician or group of physicians who use our surgery centers, our business and reputation could be damaged.

If we are unable to increase procedure volume at our existing centers, our operating margins and profitability could be adversely affected.

Our growth strategy includes increasing our revenues and earnings primarily by increasing the number of procedures performed at our surgery centers. We seek to increase procedure volume at our surgery centers by increasing the number of physicians performing procedures at our centers, obtaining new or more favorable managed care contracts, improving patient flow at our centers, increasing the capacity at our centers, promoting screening programs and increasing patient and physician awareness of our centers. Procedure volume at our centers may be adversely impacted by economic conditions, high unemployment rates and other factors that may cause patients to delay or cancel procedures. We can give you no assurances that we will be successful at increasing or maintaining procedure volumes, revenues and operating margins at our centers.

If we are unable to manage the growth in our business and integrate acquired businesses, our operating results could be adversely affected.

To accommodate our past and anticipated future growth in our surgery center business, we will need to continue to implement and improve our management, operational and financial information systems and to expand, train, manage and motivate our workforce. We can give you no assurances that our personnel, systems, procedures or controls will be adequate to support our operations in the future or that the costs and management attention related to the expansion of our operations and the integration of acquired businesses will not adversely affect our results of operations.

If we do not have sufficient capital resources to complete acquisitions and develop new surgery centers, our growth and results of operations could be adversely affected.

We will need capital to execute our growth strategy and may finance future surgery center acquisition and development projects through debt or equity financings. Disruptions to financial markets or other adverse economic conditions may adversely impact our ability to complete any such financing or the terms of any such financing. To the extent that we undertake these financings, our shareholders may experience ownership dilution. To the extent we incur debt, we may have significant interest expense and may be subject to covenants in the related debt agreements that affect the conduct of our business. If we do not have sufficient capital resources, our growth could be limited and our results of operations could be adversely impacted. Our debt agreements require that we comply with financial covenants and may not permit additional borrowing or other sources of debt financing if we are not in compliance with those covenants. We can give you no assurances that we will be able to obtain financing necessary for our acquisition and development strategy or that, if available, the financing will be available on terms acceptable to us.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our existing debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our surgery centers may be negatively impacted by weather and other factors beyond our control.

The financial condition and results of operations of our surgery centers may be adversely impacted by adverse weather conditions, including hurricanes, or other factors beyond our control that cause disruption of patient scheduling, displacement of our patients, employees and physician partners, and force certain of our surgery centers to close temporarily. In certain geographic areas, we have a large concentration of surgery centers that may be simultaneously affected by adverse weather conditions or events. Our future financial and operating results may be adversely affected by weather and other factors that disrupt the operation of our surgery centers.

If we fail to comply with applicable laws and regulations, we could suffer penalties or be required to make significant changes to our operations.

We are subject to many laws and regulations at the federal, state and local government levels in the jurisdictions in which we operate. These laws and regulations require that our surgery centers and our operations meet various licensing, certification and other requirements, including those relating to:

•	physician ownership of our surgery centers;

•	our and our surgery centers’ relationships with physicians and other referral sources;

•	Certificate of Need (“CON”) approvals and other regulations affecting the construction or acquisition of centers, capital expenditures or the addition of services;

•	the adequacy of medical care, equipment, personnel, and operating policies and procedures;

•	qualifications of medical and support personnel;

•	maintenance and protection of records;

•	billing for services by healthcare providers, including appropriate treatment of overpayments and credit balances;

•	privacy and security of individually identifiable health information; and

•	environmental protection.

If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid and other government sponsored and third-party healthcare programs. CMS has enacted additional conditions for coverage that ASCs must meet to enroll and remain enrolled in Medicare, and a number of states have adopted or are considering legislation or regulations imposing additional restrictions on or otherwise affecting ASCs, including expansion of CON requirements, restrictions on ownership, taxes on gross receipts, data reporting requirements and restrictions on the enforceability of covenants not to compete affecting physicians. Many existing laws and regulations have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or require us to make changes in our operations, facilities, equipment, personnel, services, capital expenditure programs or operating expenses to comply with the evolving rules. We can give you no assurances that current or future legislative initiatives, government regulation or judicial or regulatory interpretations thereof will not have a material adverse effect on us, subject us to fines or penalties, require us to expend significant amounts or reduce the demand for our services.

If we fail to effectively and timely transition to the ICD-10 coding system, our operations could be adversely affected.

Health plans and providers, including our surgery centers, are required to transition to the new ICD-10 coding system, which greatly expands the number and detail of billing codes used for third-party claims. Use of the ICD-10 system is required beginning October 1, 2015. Transition to the new ICD-10 system requires significant investment in coding technology and software as well as the training of staff involved in the coding and billing process. In addition to these upfront costs of transition to ICD-10, it is possible that our ASCs could experience disruption or delays in payment due to technical or coding errors or other implementation issues involving our systems or the systems and implementation efforts of health plans and their business partners. Further, the extent to which the transition to the more detailed ICD-10 coding system could result in decreased reimbursement, because the use of ICD-10 codes results in conditions being reclassified to payment groupings with lower levels of reimbursement than assigned under the previous system, is unknown at this time.

If a federal or state agency asserts a different position or enacts new laws or regulations regarding illegal remuneration or other forms of fraud and abuse, we could suffer penalties or be required to make significant changes to our operations.

The federal Anti-Kickback Statute prohibits healthcare providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. The Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by case law or regulations. Courts have found a violation of the Anti-Kickback Statute if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, the Health Reform Law provides that knowledge of the law or intent to violate the law is not required to establish a violation of the Anti-Kickback Statute. Violations of the Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Exclusion from these programs would result in significant reduction in revenues and would have a material adverse effect on our business.

The U.S. Department of Health and Human Services (“HHS”), has published regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute. Three of the safe harbors apply to business arrangements similar to those used in connection with our surgery centers: the “surgery centers,” “investment interest” and “personal services and management contracts” safe harbors. The structure of the limited partnerships and limited liability companies operating our surgery centers, as well as our various business arrangements involving physician group practices, are unlikely to satisfy all of the requirements of any safe harbor. Nevertheless, a business arrangement that does not substantially comply with a safe harbor is not necessarily illegal under the Anti-Kickback Statute. In addition, many of the states in which we operate have adopted laws, similar to the Anti-Kickback Statute, that prohibit payments to physicians in exchange for referrals, some of which apply regardless of the source of payment for care. These statutes typically impose criminal and civil penalties as well as loss of license.

In addition to the Anti-Kickback Statute, the Health Insurance Portability and Accountability Act of 1996 provides for criminal penalties for healthcare fraud offenses that apply to all health benefit programs, including the payment of inducements to Medicare and Medicaid beneficiaries in order to influence those beneficiaries to order or receive services from a particular provider or practitioner. Federal enforcement officials have numerous enforcement mechanisms to combat fraud and abuse, including the Medicare Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. States that enact false claims laws that are comparable to the federal False Claims Act (“FCA”) are entitled to an increased share of false claims recoveries. Federal enforcement officials have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed healthcare fraud.

Providers in the healthcare industry have been the subject of federal and state investigations, and we may become subject to investigations in the future.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. Further, the federal FCA permits private parties to bring “qui tam” whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

From time to time, the HHS Office of Inspector General (the “OIG”) and the Department of Justice have established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. For example, we have significant Medicare billings and we have joint venture arrangements involving physician investors. In addition, our executives and managers, some of whom have worked at other healthcare companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation. A governmental investigation of us, our executives or our managers could result in significant expense to us, as well as adverse publicity.

We are unable to predict the impact of the Health Reform Law.

The Health Reform Law represents significant change across the healthcare industry. The Health Reform Law contains a number of provisions designed to reduce Medicare program spending, including an annual productivity adjustment that reduces payment updates to ASCs. However, the Health Reform Law also expands coverage of uninsured individuals through a combination of public program expansion and private sector health insurance reforms. For example, the implementation of the Health Reform Law has expanded eligibility under existing Medicaid programs in states that have not opted out of the expansion, created financial penalties on individuals who fail to carry insurance coverage, established affordability credits for those not enrolled in an employer-sponsored health plan, resulted in the establishment of, or participation in, a health insurance exchange for each state and allowed states to create federally funded, non-Medicaid plans for low-income residents not eligible for Medicaid. The Health Reform Law also establishes a number of private health insurance market reforms, including a ban on lifetime limits and pre-existing condition exclusions, new benefit mandates, and increased dependent coverage.

Many health plans are required to cover, without cost-sharing, certain preventive services designated by the U.S. Preventive Services Task Force, including screening colonoscopies. Medicare must also cover these preventive services without cost-sharing, and states that provide Medicaid coverage of these preventive services without cost-sharing receive a one percentage point increase in their federal medical assistance percentage for these services.

Health insurance market reforms that expand insurance coverage may result in an increased volume for certain procedures at our surgery centers. However, certain of the provisions of the Health Reform Law are not currently effective, and the provisions may be amended, repealed or delayed or their impact could be offset by reductions in reimbursement under the Medicare program. It is unclear what the resulting impact of the Health Reform Law will be on the number of uninsured individuals or what the payment terms will be for individuals covered by the Medicaid expansion or who purchase coverage through health insurance exchanges, or what impact ACOs (defined below) or other coordinated care models may have on our surgery centers or the medical practices of our physician partners. Further, the employer mandate, which requires firms with 50 or more full-time employees to offer health insurance or pay fines, has been delayed until January 1, 2015 and will not be fully implemented until January 1, 2016. The federal online insurance marketplace and certain state exchanges experienced significant technical issues that negatively impacted the ability of individuals to purchase health insurance. We believe these technical issues are being addressed, but additional implementation issues could lead to the delay of the individual mandate tax penalties, delays in individuals obtaining health insurance and a reduction in the number of individuals choosing to purchase health insurance rather than paying the individual mandate tax penalties.

In addition, the Health Reform Law established a Medicare Shared Savings Program, which created Accountable Care Organizations (“ACOs”) to allow groups of doctors, hospitals and other healthcare providers to come together voluntarily to provide coordinated high quality care to Medicare patients. Under the Health Reform Law, CMS may contract directly with ACOs. The formation of ACOs or other coordinated care models could negatively impact our centers and the medical practices of our physician partners.

Because of the many variables involved, including the law’s complexity, lack of implementing definitive regulations or interpretive guidance, gradual or partially delayed implementation, amendments, repeal, or further implementation delays, we are unable to predict the net effect of the reductions in Medicare spending, the expected increases in revenues from increased procedure volumes, and numerous other provisions in the law that may affect the Company. We are further unable to foresee how individuals and employers will respond to the choices afforded them by the Health Reform Law. Thus, we cannot predict the full impact of the Health Reform Law on the Company at this time.

If regulations or regulatory interpretations change, we may be obligated to buy out interests of physicians who are minority owners of the surgery centers.

A majority of our limited partnership and operating agreements provide that if certain regulations or regulatory interpretations change, we will be obligated to purchase some or all of the noncontrolling interests of our physician partners. The regulatory changes that could trigger such obligations include changes that:

•	make the referral of Medicare and other patients to our surgery centers by physicians affiliated with us illegal;

•	create the substantial likelihood that cash distributions from the limited partnerships or limited liability companies to the affiliated physicians will be illegal; or

•	cause the ownership by the physicians of interests in the limited partnerships or limited liability companies to be illegal.

The cost of repurchasing these noncontrolling interests would be substantial if a triggering event were to result in simultaneous purchase obligations at a substantial number or at all of our surgery centers. The purchase price to be paid in such event would be determined as specified in each of the limited partnership and operating agreements, which also provide for the payment terms, generally over four years. There can be no assurance, however, that our existing capital resources would be sufficient for us to meet the obligations, if they arise, to purchase these noncontrolling interests held by physicians. The determination of whether a triggering event has occurred generally would be made by the concurrence of our legal counsel and counsel for the physician partners or, in the absence of such concurrence, by a nationally recognized law firm having an expertise in healthcare law jointly selected by both parties. Such determinations therefore would not be within our control. The triggering of these obligations could have a material adverse effect on our financial condition and results of operations. While we believe physician ownership of ASCs as structured within our limited partnerships and limited liability companies is in compliance with applicable law, we can give no assurances that legislative or regulatory changes would not have an adverse impact on us. From time to time, the issue of physician ownership in ASCs is considered by some state legislatures and federal and state regulatory agencies.

We are liable for the debts and other obligations of the limited partnerships that own and operate certain of our surgery centers.

In the limited partnerships in which one of our affiliates is the general partner, our affiliate is liable for 100% of the debts and other obligations of the limited partnership; however, the physician partners are generally required to guarantee their pro rata share of any indebtedness or lease agreements to which the limited partnership is a party in proportion to their ownership interest in the limited partnership. We also have primary liability for the bank debt that may be incurred for the benefit of the limited liability companies, and in turn, lend funds to these limited liability companies, although the physician members also guarantee this debt. There can be no assurance that a third-party lender or lessor would seek performance of the guarantees rather than seek repayment from us of any obligation of the limited partnership or limited liability company if there is a default, or that the physician partners or members would have sufficient assets to satisfy their guarantee obligations.

We may be subject to liabilities for claims brought against our facilities.

We are subject to litigation related to our business practices, including claims and legal actions by patients and others in the ordinary course of business alleging malpractice, product liability or other legal theories. These actions could involve large claims and significant defense costs. If payments for claims exceed our insurance coverage or are not covered by insurance or our insurers fail to meet their obligations, our results of operations and financial position could be adversely affected.

We have a legal responsibility to the minority owners of the entities through which we own our surgery centers, which may conflict with our interests and prevent us from acting solely in our own best interests.

As the owner of majority interests in the limited partnerships and limited liability companies that own our surgery centers, we owe a fiduciary duty to the noncontrolling interest holders in these entities and may encounter conflicts between our interests and that of the minority holders. In these cases, our representatives on the governing board of each joint venture are obligated to exercise reasonable, good faith judgment to resolve the conflicts and may not be free to act solely in our own best interests. In our role as manager of the limited partnership or limited liability company, we generally exercise our discretion in managing the business of the surgery center. Disputes may arise between us and the physician partners regarding a particular business decision or the interpretation of the provisions of the limited partnership agreement or limited liability company operating agreement. The agreements provide for arbitration as a dispute resolution process in some circumstances. We cannot assure you that any dispute will be resolved or that any dispute resolution will be on terms satisfactory to us.

We may write-off intangible assets, such as goodwill.

As a result of purchase accounting for our various acquisition transactions, our balance sheet at December 31, 2013 contained an intangible asset designated as goodwill totaling approximately $1.8 billion. Additional purchases of interests in surgery centers that result in the recognition of additional intangible assets would cause an increase in these intangible assets. On an ongoing basis, we evaluate whether facts and circumstances indicate any impairment of the value of intangible assets. As circumstances change, we cannot assure you that the value of these intangible assets will be realized by us. If we determine that a significant impairment has occurred, we will be required to write-off the impaired portion of intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

The Internal Revenue Service, or the IRS, may challenge tax deductions for certain acquired goodwill.

For U.S. federal income tax purposes, goodwill and other intangibles acquired as part of the purchase of a business are deductible over a 15-year period. In 1997, the U.S. Department of Treasury published proposed regulations that applied “anti-churning” rules that call into question the deductibility of goodwill purchased in certain types of transactions structured similarly to some of our acquisitions that we had completed through that date. These regulations were finalized in 2000, and in response, we changed our methods of acquiring interests in ASCs so as to comply with guidance found in the final regulations. However, there is a risk that the IRS could challenge tax deductions for goodwill in acquisitions we completed prior to changing our approach. Loss of these tax deductions would increase the amount of our tax payments and could subject us to interest and penalties.

Additional Risks Related to the Sheridan Business to Which We Would be Subject Following the Merger

Sheridan bears the risk of changes in patient volume and patient mix.

Sheridan bears the risk of changes in patient volume and the mix of patients for whom it provides services: uninsured and underinsured patients, patients covered by government healthcare programs and beneficiaries under commercial and employer insurance programs. A substantial decrease in patient volume and/or an increase in the number of uninsured or underinsured patients or patients covered by government healthcare programs could reduce profitability and inhibit future growth.

Sheridan has several significant client relationships that result in concentration of revenue.

Although Sheridan negotiates and enters into separate contracts with hospitals and ASCs to which it delivers clinical services, many hospitals and ASCs are affiliated with one another or owned and operated by the same health system. As a result, although no single contract represents more than 10% of its net revenue, Sheridan has several significant client relationships with groups of affiliated hospitals and ASCs that result in concentration of revenue. The loss or reduction of business from any of its significant client relationships could materially adversely affect the revenues, financial condition and results of operations of the combined company.

The combined company’s revenue would be adversely affected if existing Sheridan contracts are canceled or not renewed or if it is not able to enter into additional contracts under terms that are acceptable to it.

Substantially all of Sheridan’s services are provided under contracts with hospitals and ASCs, many of which have a limited duration. Many of Sheridan’s contracts, including contracts with several of its significant client relationships, are terminable upon notice of as little as 30 days. Certain of those contracts are terminable upon a change of control of Sheridan, which provisions may be triggered by the Merger. Furthermore, certain of Sheridan’s contracts expire during each fiscal year. Any of those contracts may not be renewed or, if renewed, may contain terms that are not as favorable to Sheridan as its current contracts. We cannot assure you that the combined company will be successful in retaining existing Sheridan contracts or that any loss of contracts would not have a material adverse effect on the business, financial condition and results of operations of the combined company.

Some jurisdictions preclude Sheridan from using non-competition agreements with its physicians, and other non-competition agreements and restrictive covenants applicable to its physicians and other clinical employees may not be enforceable.

Sheridan has contracts with physicians and other health professionals in many states. Some of these contracts, as well as many of its contracts with hospitals, include provisions prohibiting these physicians and other health professionals from competing with Sheridan both during and after the term of the contract. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit Sheridan from using non-competition covenants with its professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants against physicians and other healthcare professionals. There can be no assurance that Sheridan’s non-competition agreements related to affiliated physicians and other health professionals will be found enforceable if challenged in certain states. In such event, the combined company would be unable to prevent former affiliated physicians and other health professionals from competing with it, potentially resulting in the loss of some of its hospital contracts and other business. Additionally, certain facilities have the right to employ or engage Sheridan’s providers after the termination or expiration of its contract with those facilities and cause Sheridan not to enforce its non-competition provisions related to those providers.

Loss of members of Sheridan’s senior management or failure to attract other highly qualified personnel could adversely affect the combined company’s operations.

Sheridan depends on the continued service of members of its senior management and other qualified personnel for the success of its business and, following consummation of the Merger, the combined company will rely on the continued service of such persons to maintain relationships with Sheridan’s clients, physicians and other health professionals. The loss of services of any of the members of Sheridan senior management or such qualified personnel could adversely affect the combined company’s business until a suitable replacement can be found. There can be no assurance that the combined company would be able to identify or employ such qualified personnel on acceptable terms or on a timely basis, which could cause a disruption to the business of the combined company.

Sheridan is subject to potential decreases in reimbursement rates, revenue and profit margin under its fee-for-service payor contracts.

Under its fee-for-service payor arrangements, Sheridan collects fees directly or through its affiliated physicians or entities for physician services provided. These arrangements accounted for approximately 90% of Sheridan’s net revenue for the year ended December 31, 2013. Under these arrangements, Sheridan assumes the risks related to changes in third-party reimbursement rates. Sheridan may not be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise, and to the extent it is not able to do so, reductions in reimbursements from third-party and governmental payors could materially adversely affect the revenues, financial condition and results of operations of the combined company.

Laws and regulations that regulate payments for medical services made by government healthcare programs could cause the combined company’s revenues to decrease.

Sheridan derives a significant portion of its net adjudicated fee for service revenue from payments made by government healthcare programs such as Medicare and Medicaid. During the year ended December 31, 2013, Medicare and Medicaid represented approximately 16.1% and 7.8%, respectively, of Sheridan’s net adjusted fee for service revenue. Any change in reimbursement policies, practices, interpretations, regulations or legislation that places limitations on reimbursement amounts or practices could significantly affect hospitals, and consequently affect Sheridan’s operations unless it is able to renegotiate satisfactory contractual arrangements with its hospital clients. Reductions in amounts paid by government programs for physician services or changes in methods or regulations governing payment could cause the combined company’s revenues and profits to decline.

Physician payments under the Medicare Physician Fee Schedule (the “Physician Fee Schedule”) are updated on an annual basis according to a statutory formula. Because application of the statutory formula for the update factor would have resulted in a decrease in total physician payments for the past several years, Congress has intervened with interim legislation to prevent the reductions. For 2014, CMS projected a rate reduction of 20.1% from 2013 levels and earlier estimates had projected a 24.4% reduction. A series of laws were enacted that delayed the scheduled reduction in physician payments and provided for a 0.5% increase through December 31, 2014, and a zero percent update from 2014 payment amounts to the 2015 Physician Fee Schedule through March 31, 2015. If Congress fails to intervene to prevent the negative update factor in the future through either another temporary measure or a permanent revision to the statutory formula, the resulting decrease in payment may adversely impact the combined compnay’s revenues.

Other changes to the Medicare program intended to implement Medicare’s new “pay for performance” initiatives may require the combined company to make investments to receive maximum Medicare reimbursement for its outsourced physician services. These initiatives include the Medicare Physician Quality Reporting System, formerly known as the Medicare Physician Quality Reporting Initiative, which provides additional Medicare compensation to physicians who implement and report certain quality measures.

The Merger and other changes in Sheridan’s ownership structure and operations require it to comply with numerous notification and reapplication requirements in order to maintain its licensure, certification or other authority to operate, and failure to do so, or an allegation that it has failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.

Sheridan and its affiliated and employed physicians and other clinical employees are subject to various federal, state and local licensing and certification laws with which they must comply in order to maintain authorization to provide, or receive payment for, their services. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment, refund requests and forfeiting payment, but also can give rise to civil or criminal penalties.

In certain jurisdictions, changes in Sheridan’s ownership structure require pre- or post-closing notification to governmental licensing and certification agencies, or agencies with which Sheridan has contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew its licensure, certification, contracts or other operating authority. The Merger will require Sheridan in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to continue receiving payment from their Medicaid or other payment programs.

We cannot assure you that the agencies that administer these programs or have awarded Sheridan contracts will approve continued operation or enrollment or will not find that it has failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could adversely affect Sheridan’s business, financial condition or results of operations.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on Sheridan is currently unknown, but may adversely affect its business model, financial condition or results of operations.

The full impact of many of the provisions under the Health Reform Law is unknown at this time. For example, the Health Reform Law establishes an Independent Payment Advisory Board that, beginning January 15, 2014, could recommend changes in payment for physicians under certain circumstances, which HHS generally would be required to implement unless Congress enacts superseding legislation. The Health Reform Law also requires HHS to develop a budget neutral value-based payment modifier that provides for differential payment under the Physician Fee Schedule for physicians or groups of physicians that is linked to quality of care furnished compared to cost. Physicians in groups of 100 or more eligible professionals who submit claims to Medicare under a single tax identification number will be subject to the value modifier in 2015, based on their performance in calendar year 2013; the modifier will apply to all other physicians by 2017. HHS has not yet developed a value-based payment modifier option for hospital-based physicians. The impact of this payment modifier cannot be determined at this time.

In November 2012, CMS adopted a rule under the Health Reform Law that generally allows physicians in certain specialties who provide eligible primary care services to be paid at the Medicare reimbursement rates in effect in calendar years 2013 and 2014 instead of state-established Medicaid reimbursement rates (“Medicaid-Medicare Parity”). Generally, state Medicaid reimbursement rates are lower than federally established Medicare rates. Legislation has been proposed to extend Medicaid-Medicare Parity for calendar year 2015. Failure to enact such legislation would adversely impact enhanced physician Medicaid Program revenues Sheridan has received and anticipates receiving through 2014.

The Health Reform Law may adversely affect payors by increasing medical costs generally, which could impact Sheridan’s business and revenues as payors seek to offset these increases by reducing costs in other areas. The full impact of these changes on Sheridan cannot be determined at this time.

If Sheridan is unable to timely enroll its providers in the Medicare and Medicaid programs, its collections and revenue will be harmed.

Sheridan is required to enroll its providers who are not otherwise already enrolled with Medicare and Medicaid in order to bill these programs for the services they provide. Under Medicare, providers can retrospectively bill Medicare for services for only 30 days prior to the effective date of the enrollment. If Sheridan is unable to properly enroll physicians and other applicable healthcare professionals within the 30 days after the provider begins providing services, it will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid enrollment rules, including those related to retrospective billing, vary by state. Failure to timely enroll providers could reduce Sheridan’s net revenue and have a material adverse effect on its business, financial condition or results of operations.

In addition, the Health Reform Law added additional enrollment requirements for Medicare and Medicaid. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely (and typically very short) basis. If Sheridan fails to provide sufficient documentation as required to maintain its enrollment, Medicare could deny continued future enrollment or revoke its enrollment and billing privileges.

Sheridan has partnerships with certain healthcare providers, including risk-based partnerships under the Health Reform Law. If this strategy is not successful, its financial performance could be adversely affected.

Sheridan has strategic business partnerships with hospital systems in its facility-based physician services business. These joint venture and strategic partnership models may expose it to commercial risks that may be different from its other business models, including that the success of the joint venture or partnership may be only partially under its operational and legal control and the opportunity cost of not pursuing the specific venture independently or with other partners. Following the Merger, under certain of Sheridan’s joint venture arrangements, the hospital system partner has the option to acquire Sheridan’s stake in the venture on a predetermined financial formula. The exercise of these options could lead to the loss of associated revenue and profits which likely would not be offset by the immediate proceeds of the sale of its stake. Additionally, under certain joint venture partnership arrangements, the hospital system partner has the right of first refusal should Sheridan desire to acquire an unrelated provider who derives 40% or more of its revenues from services provided to that hospital system or its affiliates. Furthermore, joint ventures may raise fraud and abuse issues. For example, the OIG has taken the position that certain contractual joint ventures between a party that makes referrals and a party which receives referrals for a specific type of service may violate the Anti-Kickback Statute if one purpose of the arrangement is to encourage referrals.

Sheridan may take advantage of various opportunities afforded by the Health Reform Law to enter into risk-based partnerships designed to encourage healthcare providers to assume financial accountability for outcomes and work together to better coordinate care for patients, both when they are in the hospital and after they are discharged. Examples of such initiatives include the CMS Bundled Payments for Care Improvement initiative, the Medicare Shared Savings Program and the Independence at Home Demonstration. Advancing such initiatives can be time consuming and expensive, and there can be no assurance that Sheridan’s efforts in these areas would ultimately be successful. In addition, if Sheridan succeeds in its efforts to enter into these risk-based partnerships but fails to deliver quality care at a cost consistent with its expectations, it may be subject to significant financial penalties depending on the program, and an unsuccessful implementation of such initiatives could materially and adversely affect its business, financial condition or results of operations.

Upon a change of control of Sheridan, Sheridan’s ownership interest in two partnerships is subject to rights of first refusal.

Sheridan holds ownership interests in two surgery centers through partnerships with third parties. In connection with the Merger, those third parties have the right to acquire Sheridan’s ownership interest in the partnership on the same terms and conditions as the change of control of Sheridan. Although Sheridan would receive the proceeds of the sale of its interest, the exercise of these rights could lead to the loss of associated revenue and profits of these facilities.

Sheridan’s margins may be negatively impacted by cross-selling to existing clients and selling bundled services to new clients.

One of Sheridan’s growth strategies involves the continuation and expansion of its efforts to sell additional services across its multi-specialty practice and related management services businesses. There can be no assurance that Sheridan will be successful in its cross-selling efforts. As part of its cross-selling efforts, Sheridan may need to offer a bundled package of services at a lower price point in general than individual services and such efforts may result in downward price pressure on its services. Such price pressure may have a negative impact on Sheridan’s operating margins. In addition, if a service offered as part of a bundled package underperforms as compared to the other services included in the package, Sheridan could face reputational harm which could negatively impact its relationship with its clients and ultimately its results of operations.

If current or future laws or regulations cause Sheridan to restructure its arrangements with physicians, professional corporations or hospitals, it may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts.

A number of laws bear on Sheridan’s relationships with its physicians. There is a risk that state authorities in some jurisdictions may find that its contractual relationships with its physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. In states that have enacted these types of prohibitions, Sheridan enters into contracts with affiliated physicians organized as separate legal professional entities (e.g., professional medical corporations). These contracts include management services agreements with Sheridan’s affiliated physician organizations under which the physician organizations reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. A regulatory agency could nonetheless determine that those arrangements constitute a corporate practice of medicine or fee splitting violation. A review or action by regulatory authorities or the courts could force Sheridan to terminate or modify its contractual relationships with physicians and affiliated medical groups or revise them in a manner that could be materially adverse to its business. Antitrust laws may also deem each such physician/entity to be separate, both from Sheridan and from each other and, accordingly, each such physician/practice may be subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals.

Sheridan has entered into a number of joint venture arrangements with physicians and other providers (e.g., hospitals and hospital operators) that are subject to state and federal fraud and abuse laws, including the federal Anti-Kickback Statute and FCA. While these transactions were structured to comply with all applicable laws, including state and federal anti-kickback laws and state corporate practice of medicine and fee splitting prohibitions, regulatory agencies may view these transactions as prohibited arrangements that must be restructured, or discontinued, or for which Sheridan could be subject to other significant penalties, including suspension or exclusion from state and federal government healthcare programs. Any action against Sheridan for violation of these laws, even if successfully defended, could cause Sheridan to incur significant legal expenses and loss of revenue from those joint ventures and divert management’s attention from business operations.

These laws and rules, and their interpretations, may change in the future. Any adverse interpretations or changes could force Sheridan to restructure its relationships with physicians, professional corporations or its hospital clients, or to restructure its operations. A restructuring could also result in a loss of contracts or a reduction in revenue or an increase in operating expenses under existing contracts.

Sheridan may not be able to successfully recruit and retain physicians, nurses and other clinical providers with the qualifications and attributes desired by it and its clients.

Sheridan’s ability to recruit and retain qualified physicians and other healthcare professionals is critical for delivery of clinical services under its contracts. Sheridan’s clients have increasingly demanded a greater degree of specialized skills and higher training and experience levels for the healthcare professionals providing services under their contracts with Sheridan. Moreover, because of the scope of the geographic diversity of Sheridan’s operations, it must recruit healthcare professionals, and particularly physicians, to staff a broad spectrum of contracts. Sheridan has had difficulty in the past recruiting physicians to staff contracts in some regions of the country and at some less economically advantaged hospitals due to limits on compensation, facility and equipment availability, reduced back-up staffing by other specialists, local cost of living and lifestyle preferences. In some instances, Sheridan may not be able to recruit physicians and healthcare professionals quickly enough to permanently staff all openings. Further, Sheridan competes with other providers of medical services for such qualified physicians and other healthcare professionals and must offer competitive wages and benefits. The anticipated expansion of new patients covered by health insurance resulting from implementation of the Health Reform Law may further constrain the markets for qualified physicians to staff Sheridan’s operations. If Sheridan raises wages in response to wages increases of its competitors and is unable to negotiate for increased fees from its clients, such increases may adversely affect its business, financial condition and results of operations. In addition, Sheridan’s ability to recruit physicians is closely regulated and limitations imposed by various federal and state statutes may create additional challenges in recruiting and retaining physicians. The physician population of each of Sheridan’s specialties is subject to unique supply and demand dynamics, including the demographics of the physician population and graduation rates for residency and fellowship programs. Sheridan’s future success in retaining and winning new contracts depends in part on its ability to recruit and retain physicians and other healthcare professionals to maintain and expand its operations.

Unfavorable changes in regulatory, economic and other conditions could occur in the states where Sheridan’s operations are concentrated.

During the year ended December 31, 2013, Florida, New Jersey and Texas accounted for approximately 65.0%, 11.4% and 4.7%, respectively, of Sheridan’s net revenue. In November 2013, Sheridan completed the acquisition of an anesthesiology practice in Northern California and expects that California will account for a larger portion of its net revenue in 2014. This concentration increases the risk that, should its programs in these states be adversely affected by changes in regulatory, economic and other conditions, Sheridan’s revenue and profitability could materially decline. Furthermore, a natural disaster or other catastrophic event could affect Sheridan more significantly than other companies with less geographic concentration.

Sheridan may become involved in litigation which could harm the value of its business.

Because of the nature of its business, Sheridan is involved from time-to-time in lawsuits, claims, audits and investigations, including those arising out of services provided, personal injury claims, professional liability claims, billing and marketing practices, employment disputes and contractual claims. Sheridan may become subject to lawsuits, claims, audits and investigations that could result in substantial costs and divert its attention and resources and adversely affect its business condition. These lawsuits, claims, audits or investigations, regardless of their merit or outcome, may also adversely affect Sheridan’s reputation.

Sheridan could be subject to professional liability lawsuits, some of which we may not be fully insured against or reserved for.

In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. Sheridan insures the majority of its professional liability risks principally through its insurance policies with Continental Casualty Company (“CNA”) and utilizes other third-party insurers as well. Sheridan’s deductible under the CNA policy is reinsured under a deductible reinsurance policy with International Casualty Company SPC, Inc. (“ICC”), which is located in the British Virgin Islands. ICC fully reinsures its deductible reinsurance policy with Sheridan’s affiliate captive insurance company, Marblehead Surety & Reinsurance Company, Ltd., which is located in the Cayman Islands and effectively reinsures all of the insurance coverage provided by CNA and ICC under this program. CNA provides professional liability insurance to Sheridan and its healthcare professionals, and Sheridan establishes reserves for losses in respect of such insurance. Sheridan reserves for losses in excess of aggregate insurance coverage. Under Sheridan’s current professional liability insurance program, its exposure for claim losses under professional liability insurance policies provided to its physicians is limited to the amounts of individual policy coverage limits but there is no limit for aggregate claim losses incurred under all insurance provided to affiliated physicians and other healthcare practitioners or for individual or aggregate professional liability losses incurred by Sheridan and its affiliates or their respective other corporate entities. Under certain circumstances, Sheridan also provides professional liability insurance to its physicians through third-party insurers. There can be no assurance that Sheridan’s reserves will not be exceeded by actual losses and related expenses in the future. Claims, regardless of their merit or outcome, may also adversely affect Sheridan’s reputation and ability to expand its business.

Sheridan’s captive insurance company is subject to government regulation, and legislative or regulatory action may make the captive insurance company arrangement less feasible or otherwise reduce Sheridan’s profitability.

Sheridan owns a captive insurance company located in the Cayman Islands. Insurance companies are subject to government regulation, the primary purpose of which is generally to protect policyholders and not necessarily to protect creditors and investors. The nature and extent of such regulation typically involve such items as: standards of solvency and minimum amounts of statutory capital surplus that must be maintained, regulation of reinsurance, methods of accounting and filing of annual and other reports with respect to financial condition and other matters. Such regulation may increase Sheridan’s costs of regulatory compliance, restrict its ability to access cash held in its captive insurance company and otherwise impede its ability to take actions it deems advisable. Insurance regulators and other regulatory agencies regularly reexamine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and could materially and adversely affect Sheridan’s business, results of operations or financial condition. The use of captive insurance companies in particular has come under scrutiny by insurance regulators in the United States. Any regulatory action that prohibits or limits Sheridan’s use of or materially increases its cost of using its captive reinsurance company, either retroactively or prospectively, could have a material adverse effect on its financial condition or results of operations.

The reserves Sheridan establishes with respect to its losses covered under its insurance programs are subject to inherent uncertainties.

In connection with its insurance programs, Sheridan establishes reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of its expectations of the ultimate resolution and administration costs of losses it has incurred in respect of its liability risks. Insurance reserves inherently are subject to uncertainty. Sheridan’s reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. Sheridan refers to these actuarial estimates as part of the process by which it determines appropriate reserves. Sheridan’s reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While Sheridan monitors claims closely when it estimates reserves, the complexity of claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions it uses in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in Sheridan’s combined consolidated financial statements. If Sheridan determines that its estimated reserves are inadequate, it will be required to increase reserves at the time of the determination, which would result in a reduction in its net income in the period in which the deficiency is determined.